IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE: FREEPORT-MCMORAN COPPER & GOLD INC. DERIVATIVE LITIGATION	) ) )	C.A. No. 8145-VCN
STIPULATION AND AGREEMENT OF
SETTLEMENT, COMPROMISE AND RELEASE
This Stipulation and Agreement of Settlement, Compromise and Release (the “Stipulation”) is entered into between and among the following parties, by and through their respective counsel, in the above-captioned stockholder derivative action (the “Action”): (i) plaintiffs Dauphin County Employee Retirement Fund; State-Boston Retirement System; Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System (collectively, “Plaintiffs”); and (ii) individual defendants James R. Moffett, Richard C. Adkerson, Gerald J. Ford, Robert Addison Day, the estate of B.M. Rankin, Jr., H. Devon Graham, Jr., Robert J. Allison, Jr., Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Stephen H. Siegele, Kathleen L. Quirk and James C. Flores (collectively, the “Settling Defendants,” and with Plaintiffs, each a “Party”

and, collectively, the “Parties”). The Parties intend for this Stipulation to fully, finally and forever resolve, discharge and settle all claims between the Parties and any and all Released Claims (defined below) as against the Released Parties (defined below) upon and subject to the terms and conditions herein (the “Settlement”) and subject to the approval of the Court of Chancery of the State of Delaware (the “Court”).
WHEREAS:
A.Between December 14, 2012 and March 5, 2013, the following eleven derivative complaints (the “Delaware Actions”) were filed in the Court, alleging claims on behalf of Freeport-McMoRan Copper & Gold Inc. (“Freeport” or the “Company”) against the Settling Defendants: Jacksonville Police & Fire Pension Fund v. James R. Moffett, et al., C.A. No. 8110-VCN; Sklar v. James R. Moffett, et al., C.A. No. 8126-VCN; Gaines v. Richard C. Adkerson, et al., C.A. No. 8139-VCN; Rosenzweig v. Richard C. Adkerson, et al., C.A. No. 8140-VCN; Lang v. James R. Moffett, et al., C.A. No. 8142-VCN; Dauphin Cnty. Emp. Ret. Fund v. James R. Moffett, et al., C.A. No. 8145-VCN; Newman v. James R. Moffett, et al., C.A. No. 8156-VCN; State-Boston Ret. Sys. v. James R. Moffett, et al., C.A. No. 8206-VCN; Inter-Local Pension Fund of the Graphic Commc’ns Conference of the Int’l Bhd. of Teamsters v. James R. Moffett, et al., C.A. No. 8207-VCN; United Wire Metal & Mach. Pension Fund v. James R. Moffett, et al., C.A.

No. 8208-VCN; and Stephen Blau MD Money Purchase Pension Plan Trust v. Moffett, et al., C.A. No. 8384-VCN (the “Blau Action”).
B. Between December 14, 2014 and January 16, 2014, three derivative complaints (the “Arizona Actions”) were filed in the Superior Court of the State of Arizona, Maricopa County: Liberatore v. James R. Moffett, et al., CV2012-018351; Teich, et al. v. James R. Moffett, et al., CV2012-018403; and Harris v. Richard C. Adkerson, et al., CV2013-004163. The Arizona Actions, together with the Delaware Actions, are referred to as the “Related Actions.”
C.Each of the Related Actions alleged that the Settling Defendants breached their fiduciary duties to Freeport and its stockholders by approving Freeport’s acquisitions of McMoRan Exploration Co. (“MMR”), which was announced December 5, 2012 and closed June 3, 2013, and Plains Exploration & Production Co. (“Plains”), which was announced December 5, 2012 and closed May 31, 2013 (together, the “Transactions”).
D.On January 8, 2013, plaintiff Dauphin County Employee Retirement Fund, C.A. No. 8145-VCN, filed a Verified Amended Derivative Action Complaint and moved to expedite.

E.On January 25, 2013, the Court consolidated the Delaware Actions, with the exception of the Blau Action, and appointed Dauphin County Employees Retirement Fund, Jacksonville Police and Fire Pension Fund, and State-Boston Retirement System as co-lead plaintiffs, and appointed the law firms of Chimicles & Tikellis LLP, Bernstein Liebhard LLP and Labaton Sucharow LLP as Plaintiffs’ co-lead counsel.
F.On February 20, 2013, the Court entered a Stipulation and Order Governing Expert Discovery and a Stipulation and Order Governing the Production and Exchange of Confidential and Highly Confidential Documents.
G.On February 22, 2013, the Court entered the Stipulation and Order Regarding Expedited Proceedings, which Order contemplated expedited discovery and applications for injunctive relief, and was later amended on March 21, 2013.
H.On March 1, 2013, plaintiffs in the Arizona Actions moved to intervene in the Delaware Actions, and on March 18, 2013, the Court granted the motion.
I.In accordance with the Stipulation and Order Regarding Expedited Proceedings, the Parties engaged in extensive expedited fact discovery. Plaintiffs reviewed thousands of documents produced by the

Settling Defendants, Freeport and certain third parties. Plaintiffs also deposed eleven individuals (some for multiple days), including several of the Settling Defendants and representatives of the advisors to Freeport’s special committee, RPS Group Plc and Credit Suisse Securities (USA) LLC (“Credit Suisse”).
J.In a letter dated March 21, 2013, Plaintiffs informed the Court that they were no longer seeking preliminary injunctive relief.
K.On April 22, 2013, the Court entered an amended consolidation order that added Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System as additional co-lead plaintiffs, and added Grant & Eisenhofer P.A. and Bernstein Litowitz Berger & Grossmann LLP as additional Plaintiffs’ co-lead counsel (together with Chimicles & Tikellis LLP, Bernstein Liebhard LLP and Labaton Sucharow LLP, “Plaintiffs’ Counsel”).
L.On July 19, 2013, Plaintiffs filed a verified second amended consolidated derivative complaint (the “Second Amended Complaint”).
M.On September 12, 2013, defendant James C. Flores moved to dismiss the Second Amended Complaint.

N.On October 10, 2013, the remainder of the Settling Defendants and Freeport moved to dismiss the Second Amended Complaint.
O.On March 12, 2014, oral argument was held on the motions to dismiss.
P.By Order dated April 4, 2014, the Court consolidated the Blau Action into this Action.
Q.The Parties continued to conduct discovery after the oral argument, including discovery from Credit Suisse.
R.Since the spring of 2014, counsel for Plaintiffs and the Settling Defendants have engaged in arm’s-length discussions and negotiations regarding a potential resolution of the Action.
S.On May 23, 2014, counsel for Plaintiffs and the Settling Defendants and certain of the insurance carriers that provide coverage applicable to the claims against the Settling Defendants asserted in the Action participated in a mediation session in New York, New York with the Honorable Layn R. Phillips, regarding a potential resolution of the Action.
T.Thereafter, counsel for Plaintiffs, the Settling Defendants and certain of the insurance carriers continued to engage in arm’s-length settlement discussions and participated in additional mediation sessions with

Judge Phillips on August 4, 2014 and September 12, 2014 in Newport Beach, California, and on November 5, 2014 in New York, New York.
U.On November 5, 2014, Plaintiffs and the Settling Defendants reached an agreement in principle to settle all claims against the Settling Defendants, which led to the execution of a term sheet (the “Term Sheet”).
V.On the basis of information available to them, including publicly available information and formal discovery, Plaintiffs’ Counsel have determined that the settlement reached with the Settling Defendants on the terms reflected in this Stipulation is fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders.
W.Plaintiffs’ entry into this Stipulation is not an admission as to the lack of merit of any of the claims asserted in the Action.
X.The Settling Defendants have vigorously denied, and continue to vigorously deny, all allegations of wrongdoing, fault, liability or cognizable damage to Freeport or its stockholders, deny that they committed any violation of law, deny that the Transactions were in any way unfair to Freeport or its stockholders, believe that they acted properly at all times, believe that the Action has no merit and maintain that they have committed no breach of duty whatsoever in connection with the Transactions. The Settling Defendants are entering into this Stipulation solely because they consider it desirable that the claims against them in the Action be settled and dismissed with prejudice as between the Parties in order to, among other things, (i) avoid the substantial expense, inconvenience and distraction of continued litigation, and (ii) avoid any possibility of a finding of liability, however remote, and finally put to rest the claims asserted against the Settling Defendants in the Action.
Y.Plaintiffs have indicated a desire to pursue claims derivatively on behalf of Freeport against Credit Suisse arising from allegations of Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012, in connection with its engagement to act as lead financial advisor to the Special Committee of the Freeport Board with respect to Freeport’s decision to acquire and acquisition of MMR and Plains.
Z.In connection with settlement discussions and negotiations leading to this proposed Settlement, counsel for the Parties in the Action did not discuss the appropriateness or amount of any application by Plaintiffs’ Counsel for an Attorneys’ Fees and Expenses Award (defined below) until all other matters had been agreed upon.
NOW THEREFORE, IT IS STIPULATED AND AGREED, subject to approval of the Court of Chancery, by and between the undersigned counsel for the Parties, in consideration of the benefits flowing to the Parties from, and as described in, the Settlement, that all Released Claims (as defined below) shall be and hereby are fully and finally settled, compromised, released and discontinued, and that the claims against the Settling Defendants in the Action shall be dismissed with prejudice on the merits and without costs (except as provided herein) as to all Released Parties upon the terms and conditions of this Stipulation, as follows:

DEFINITIONS
1.In addition to the terms defined above, as used in this Stipulation, the following additional terms have the meanings specified below:
(a)“Attorneys’ Fees and Expenses Award” means the amount of attorneys’ fees and expense reimbursement awarded by the Court in response to an application by Plaintiffs’ Counsel, as described in Paragraph 16 of this Stipulation.
(b)“Credit Suisse” means Credit Suisse Securities (USA) LLC, its employees and agents, and any parent or subsidiary thereof.
(c)“D&O Carriers” means Freeport’s directors’ and officers’ insurance policy carriers funding the Escrow Amount into the Escrow Account.

(d)“Effective Date” means the first date by which all of the conditions precedent set forth in Paragraph 13 of this Stipulation have been met and occurred or have been waived in writing by the Parties.
(e)“Final” with respect to the judgment approving this Settlement or any other court order means: (i) if no appeal from an order or judgment is taken, the date on which the time for taking such an appeal expires, or (ii) if any appeal is taken, the date on which all appeals, including petitions for rehearing or reargument, have been finally disposed of (whether through expiration of time to file, denial of any request for review, by affirmance on the merits or otherwise) in a manner that does not result in any material alteration of the order or judgment. Notwithstanding the foregoing, the Court’s ruling or failure to rule on any application for attorneys’ fees and expenses or any modification of the Attorneys’ Fees and Expenses Award, shall not preclude any judgment approving the Settlement from becoming Final.
(f)“Final Order and Judgment” or “Judgment” means the Final Order and Judgment of the Court, substantially in the form attached hereto as Exhibit B, approving the Settlement and dismissing with prejudice the claims asserted against the Settling Defendants in the Action without costs to any Party (except as provided in this Stipulation).

(g)“Freeport Board” means Freeport’s board of directors.
(h)“Freeport Stockholder(s)” means any and all persons and entities who or which held common stock of the Company as of the close of business on the date that the Stipulation is filed with the Court.
(i)“Notice” means the Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing and Right to Appear, substantially in the form attached hereto as Exhibit C.
(j)“Person” means any individual, corporation, professional corporation, limited-liability company, partnership, limited partnership, limited-liability partnership, association, joint-stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representative or assignees.
(k)“Released Claims” means all Released Defendants’ Claims and all Released Plaintiffs’ Claims.
(l)“Released Defendants’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), arising out of or relating to the commencement, prosecution, or settlement of the Action, but excluding any claims relating to the enforcement of the Settlement.
(m)“Released Plaintiffs’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), that Plaintiffs asserted against the Released Defendant Parties in the complaints filed in the Action, or that Freeport could have asserted directly, or that Plaintiffs or any other Freeport Stockholder could have asserted derivatively on behalf of Freeport against the Released Defendant Parties, in any court, tribunal, forum or proceeding, whether based on state, local, foreign, federal, statutory, regulatory, common or other rule of law, based upon, arising out of, relating to, or concerning (which phrases are intended to be construed as broadly as permitted under applicable Delaware law as to the scope of releases provided in consideration for settlement of derivative claims): (i) Freeport’s decision to acquire and acquisition of MMR, which transaction was announced December 5, 2012 and closed June 3, 2013, (ii) Freeport’s decision to acquire and acquisition of Plains, which transaction was announced December 5, 2012 and closed May 31, 2013, or (iii) the actions, inactions, conduct, deliberations, discussion, decisions, votes or any other conduct of any kind of the Freeport officers or directors relating to the Transactions or the Freeport Board’s approval of the Transactions, but excluding (a) any claims Freeport may have against Credit Suisse arising from Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012, in connection with its engagement to act as lead financial advisor to the Special Committee of the Freeport Board with respect to Freeport’s decision to acquire and acquisition of MMR and Plains, and (b) any claims relating to the enforcement of the Settlement. For the avoidance of doubt, Released Plaintiffs’ Claims do not include any direct claims belonging to Freeport Stockholders, and such claims are not released by this Settlement.
(n)“Released Defendant Parties” means (i) the Settling Defendants; (ii) all past and present officers and directors of Freeport, and any other of their or Freeport’s respective agents, representatives, estates, insurers, reinsurers, and advisors; and (iii) for each and all of the foregoing Persons (but only to the extent such Persons are released as provided above), any and all of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited-liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates; provided, however, that Released Defendant Parties shall not mean and does not include Credit Suisse with respect to any claims against Credit Suisse not included in Released Plaintiffs’ Claims as defined in Paragraph 1(m).
(o)“Released Parties” means the Released Defendant Parties and the Released Plaintiff Parties.
(p)“Released Plaintiff Parties” means Plaintiffs, their respective counsel (including all Plaintiffs’ Counsel), and their past and present officers and directors, and all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing.
(q)“Releases” means the releases set forth in Paragraphs 6 and 7 below.
(r)“Scheduling Order” means the scheduling order to be entered pursuant to Rule 23.1 of the Rules of the Court of Chancery, substantially in the form attached hereto as Exhibit D.
(s)“Settlement Hearing” means a hearing required under Rule 23.1 of the Rules of the Court of Chancery, at or after which the Court will review the adequacy, fairness and reasonableness of the Settlement and determine whether to issue the Final Order and Judgment.
(t)“Unknown Claims” means any Released Claims that a Person granting a Release hereunder does not know or suspect exist in his, her or its favor at the time of the Release, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and the Settling Defendants shall have expressly waived, and Freeport and each of the other Freeport Stockholders shall be deemed to have, and by operation of the Final Order and Judgment by the Court shall have, waived, relinquished and released any and all provisions, rights and benefits conferred by or under California Civil Code § 1542 or any law or principle of common law of the United States or any state or territory of the United States which is similar, comparable or equivalent to California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Plaintiffs and the Settling Defendants acknowledge, and Freeport and all other Freeport Stockholders by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of Plaintiffs, the Settling Defendants, Freeport and all other Freeport Stockholders by operation of law, to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, heretofore existed or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and the Settling Defendants acknowledge, and Freeport and all other Freeport Stockholders by operation of law shall be deemed to have acknowledged, that this waiver and the inclusion of “Unknown Claims” in the definition of “Released Claims” was separately bargained for and was a material element of the Settlement and was relied upon by each and all of the Parties in entering into the Stipulation and agreeing to the Settlement.

SETTLEMENT CONSIDERATION
2.In consideration of the full settlement, satisfaction, compromise and release of the Released Plaintiffs’ Claims, an aggregate $115 million in cash (the “Escrow Amount”) shall be paid on behalf of the Settling Defendants to Freeport by the D&O Carriers. The Settling Defendants shall cause the Escrow Amount to be deposited by the D&O Carriers into an interest-bearing escrow account controlled by an agreed upon representative of Plaintiffs and of the Settling Defendants (the “Escrow Account”) within fifteen (15) business days after the Stipulation is submitted to the Court. Upon the Effective Date, the Escrow Amount, together with any and all interest thereon, shall be paid to Freeport from the Escrow Account. For the avoidance of doubt, the Settling Defendants shall have no obligation to deposit any portion of the Escrow Amount into the Escrow

Account but shall have an obligation to take all reasonably available steps to seek to cause the D&O Carriers to deposit the Escrow Amount into the Escrow Account.
3. In connection with the settlement, an aggregate amount of $137.5 million, less Plaintiffs’ Counsel’s attorneys’ fees and expenses as awarded by the Court pursuant to paragraph 16 below, shall be distributed to Freeport stockholders as a special dividend issued as follows. The Settlement is conditioned upon the Freeport Board resolving to declare a special dividend (the “Special Dividend”) in an amount not less than the Escrow Amount (including accrued interest thereon) plus an additional $22.5 million to be funded by the Company, less Plaintiffs’ Counsel’s attorneys’ fees and expenses as awarded by the Court pursuant to paragraph 16 below. The Special Dividend shall be made at the time of the issuance of the Company’s next regularly scheduled quarterly dividend announced after (but in no event, to the extent that at the time there is no scheduled or contemplated quarterly dividend payment, more than three (3) months after) the Escrow Amount is paid to the Company and the Attorneys’ Fees and Expenses Award is paid to Plaintiffs’ Counsel pursuant to paragraph 17 below and such Fees and Expenses Award has become Final. Settling Defendants agree that the pendency of this Action was the cause of the Freeport Board’s consideration of the Special Dividend.

4.The Settlement is further conditioned upon the Freeport Board approving the corporate governance enhancements set forth in Exhibit A hereto (the “Corporate Governance Enhancements”) and agreeing to maintain such enhancements for a period of at least three (3) years from the date of adoption. Settling Defendants agree that the pendency of this Action was a cause of the Freeport Board’s consideration of the Corporate Governance Enhancements.
5.The Settlement is further conditioned on Freeport and the Settling Defendants having obtained from the D&O Carriers prior to the Settlement Hearing a complete waiver of any and all rights the D&O Carriers had, have, may have or will have to subrogation as to any amounts that may be recovered on Freeport’s behalf from Credit Suisse or any third party in the prosecution of claims related to the Transactions or the Action.

RELEASES
6.Upon the Effective Date, Plaintiffs and each and every Freeport Stockholder, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns, in their capacities as such only, derivatively on behalf of Freeport, and Freeport directly, by operation of this Stipulation and the Final Order and Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Defendant Parties from any and all of the

Released Plaintiffs’ Claims, and shall forever be barred and enjoined from commencing, instituting or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties. In addition, Plaintiffs agree not to initiate, prosecute, assist in, or facilitate the prosecution of any other claims arising out of the same nucleus of operative facts giving rise to the Action.
7.Upon the Effective Date, the Settling Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, by operation of this Stipulation and the Final Order and Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Plaintiff Parties from any and all of the Released Defendants’ Claims, and shall forever be barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.

SUBMISSION AND APPLICATION TO THE COURT
8.Promptly after the execution of this Stipulation, the Parties shall jointly request entry of the Scheduling Order (i) approving the form and manner of notice to Freeport Stockholders of the pendency of this Action, the Settlement and of their right to object; (ii) establishing the procedure and schedule for the Court’s consideration of the Settlement, dismissal of the Action as between the Parties with prejudice and Plaintiffs’ Counsel’s application for attorneys’ fees and expenses; and (iii) staying all further proceedings in this Action except as may be necessary to implement the Settlement.

NOTICE
9.The Scheduling Order will provide that Freeport will file a copy of the Notice as an exhibit to a Form 8-K with the Securities and Exchange Commission and mail the Notice to each Freeport Stockholder at his, her or its last known address appearing in the stock transfer records maintained by or on behalf of Freeport as of the close of business on the record date that is the date this Stipulation is submitted to the Court. A copy of the Notice shall also be posted to each of the respective firm websites of Plaintiffs’ Counsel through the Effective Date.
10.Except for the costs and expenses related to the posting of the Notice on the websites of Plaintiffs’ Counsel, any and all costs and expenses related to providing Notice shall be paid by Freeport regardless of whether the Court declines to approve the Settlement or the Effective Date otherwise fails to occur. In no event shall Settling Defendants, Plaintiffs, Plaintiffs’ Counsel or the Escrow Amount be responsible for such notice costs.

FINAL ORDER AND JUDGEMENT
11.If the Court approves the Settlement (including any modification thereto made with the consent of the Parties as provided for herein) following the Settlement Hearing as fair, reasonable, adequate and in the best interests of Freeport and Freeport’s stockholders, the Parties shall jointly and promptly request that the Court enter the Final Order and Judgment in the Action.

AVAILABILITY OF SETTLING DEFENDANTS AS FACT WITNESSES
12.The Settling Defendants agree to make themselves reasonably available as fact witnesses in any action Plaintiffs may pursue on behalf of Freeport against Credit Suisse arising from Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012, in connection with its engagement to act as lead financial advisor to the Special Committee of the Freeport Board with respect to Freeport’s decision to acquire and acquisition of MMR and Plains. Neither the Settling Defendants nor anyone acting by or on behalf of the Settling Defendants shall seek, on behalf of themselves or any other Person, to intervene in or move to dismiss any action against Credit Suisse that may be initiated by Plaintiffs on behalf of Freeport.

CONDITIONS OF SETTLEMENT AND TERMINATION
13.The Effective Date of the Settlement shall be deemed to occur on the occurrence or waiver in writing of all of the following events:

(a)the Court has entered the Scheduling Order, substantially in the form attached hereto as Exhibit D, as required by ¶ 8 above;
(b)the Escrow Amount has been deposited into the Escrow Account in accordance with the provisions of ¶ 2 above;
(c)the Freeport Board has resolved to declare the Special Dividend in accordance with the provisions of ¶ 3 above;
(d)the Freeport Board has approved the Corporate Governance Enhancements in accordance with the provisions of ¶ 4 above;
(e)the D&O Carriers shall have provided a complete waiver of subrogation in accordance with the provisions of ¶ 5 above;
(f)the Final Order and Judgment is entered by the Court without material alteration or, in the event of material alteration, such alteration is consented to by the Parties;
(g)the Final Order and Judgment becomes Final; and
(h)the Action is dismissed with prejudice against all Settling Defendants.
14.Plaintiffs and the Settling Defendants shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”), through counsel, to all other Parties hereto within thirty (30) calendar days of: (a) the Court’s final refusal to enter the

Scheduling Order in any material respect; (b) the Court’s refusal to approve the Settlement or any material part thereof; (c) the Court’s declining to enter the Judgment in any material respect as to the Settlement; or (d) the date upon which an order vacating, modifying, revising or reversing the Judgment becomes Final. In addition, Plaintiffs shall have the right to terminate the Settlement if (a) the Escrow Amount is not deposited into the Escrow Account in accordance with the provisions of ¶ 2 above; (b) the Freeport Board fails to adopt, and agree to maintain for a period of at least three (3) years from the date of adoption, the Corporate Governance Enhancements set forth in Exhibit A hereto, as provided in ¶ 4 above; (c) the Freeport Board fails to declare the Special Dividend as provided in ¶ 3 above; or (d) Freeport and the Settling Defendants fail to obtain from the D&O Carriers a complete waiver of subrogation as provided in ¶ 5 above.
15.In the event the Settlement is terminated pursuant to paragraph 14 above, then: this Stipulation and Settlement (including the Releases given pursuant to the terms of this Stipulation) shall be cancelled and shall become null and void and of no force and effect, except as specifically provided herein; and the Parties shall be restored to their respective positions in the Action immediately prior to the execution of the Term Sheet, and shall promptly agree on a new scheduling order to govern further proceedings in the Action, and the Escrow Amount shall be returned to the D&O Carriers. In the event of such termination, this Stipulation shall not be admissible for any purpose in any proceedings before any court or tribunal and any judgments or orders entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated nunc pro tunc.

ATTORNEYS' FEES AND EXPENSES
16.Plaintiffs’ Counsel intend to apply to the Court for an award of attorneys’ fees and reimbursement of their litigation expenses to be paid from (and out of) the Escrow Amount (the “Fee and Expense Application”). The Parties will seek to negotiate the amount of such fees and litigation expenses after this Stipulation has been executed. If the Parties are able to reach an agreement, Plaintiffs’ Counsel agree not to seek an award of attorneys’ fees or litigation expenses from the Court in excess of the amount negotiated by the Parties. In the event the Parties are unable to reach an agreement concerning the Fee and Expense Application, the Settling Defendants may oppose the amount of any such application Plaintiffs’ Counsel may make, but the Settling Defendants acknowledge that under existing law Plaintiffs’ Counsel have a claim for reasonable attorneys’ fees, and reimbursement of reasonable and necessary expenses incurred by Plaintiffs’ Counsel, for their efforts in prosecuting the Action and in achieving the Settlement.

17.The Attorneys’ Fees and Expenses Award shall be paid from the Escrow Amount to Plaintiffs’ Counsel within five (5) business days of the award, notwithstanding any objections thereto, potential for appeal therefrom, appeals that may be taken, or any collateral attack on the Settlement or the Attorneys’ Fees and Expenses Award. If the Settlement is terminated pursuant to the terms of this Stipulation, or if the Attorneys’ Fees and Expenses Award is reversed or modified by court order and such order has become Final, the Attorneys’ Fees and Expenses Award shall be repaid in an amount consistent with such termination, reversal or modification.
18.The Settling Defendants shall not have any responsibility or liability whatsoever with respect to the allocation of any Attorneys’ Fees and Expenses Award among Plaintiffs’ Counsel, or any other counsel representing Plaintiffs, or any other Freeport stockholder or any other counsel asserting a right to recover any portion of the Attorneys’ Fees and Expenses Award. Any dispute regarding any allocation of fees or expenses among Plaintiffs’ Counsel shall have no effect on the Settlement.
19.The Settling Defendants shall not be liable for or obligated to pay any fees, expenses, costs or disbursements, or incur any expenses on behalf of any Person (including, without limitation, any Plaintiff or Plaintiffs’ Counsel) directly or indirectly, in connection with the Action or this Stipulation, except as expressly provided for in this Stipulation. Neither Plaintiffs nor Plaintiffs’ Counsel shall be liable for or obligated to pay any fees, expenses, costs or disbursements, or incur any expenses on behalf of any Person (including, without limitation, any Defendant or their counsel) directly or indirectly, in connection with the Action or this Stipulation.
20.It is not a condition of this Stipulation or the Settlement that any attorneys’ fees and/or expenses be awarded by the Court to Plaintiffs’ Counsel. In the event that an attorneys’ fees and/or expenses are not awarded by the Court or are awarded in an amount that is unsatisfactory to Plaintiffs’ Counsel, or in the event that an attorneys’ fee and expense award is vacated or reduced on appeal, this Stipulation and the Settlement, including the effectiveness of the Releases and other obligations of the Parties under the Settlement, nevertheless shall remain in full force and effect.

BAR ORDER
21.If the Settlement embodied in this Stipulation is approved by the Court, the Parties shall request that the Court enter a Final Order and Judgment substantially in the form annexed hereto as Exhibit B which shall, among other things, contain a provision providing for a Bar Order, as follows:
(a)    Pursuant to 10 Del. C. § 6304(b), the Final Order and Judgment relieves the Settling Defendants from liability to make contribution to any joint tortfeasors for any contribution claim or any other claim in which the injury claimed is the claimant’s actual or threatened liability to Freeport, arising out of or relating to the claims asserted in the Action (“Barred Claims”);
(b)     Pursuant to 10 Del. C. § 6304(b), the damages that Freeport may recover against any Person established at trial to be a joint tortfeasor of the Settling Defendants with respect to claims asserted in, or arising out of the subject matter of, the Action will be reduced to the extent of the pro rata share of the Settling Defendants; and
(c) Plaintiffs have expressed an intent to prosecute on behalf of Freeport only non-indemnifiable claims against Credit Suisse (those arising from allegations of Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012). To the extent that Credit Suisse establishes that any Settling Defendant could be jointly and severally liable with it for any claim brought by or on behalf of Freeport against Credit Suisse related to the Transactions, then the Bar Order contemplated by this provision will apply and ensure that no Settling Defendant will have any liability for any Barred Claims as a result of the pursuit of those claims. For the avoidance of doubt, no Settling Defendant shall have any liability arising out of any claims brought by or derivatively on behalf of Freeport against Credit Suisse related to the Transactions.

COOPERATION
22.In addition to the actions specifically provided for in this Stipulation, the Parties agree to use their best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations or agreements, to consummate and make effective this Stipulation. The Parties and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement, including, but not limited to, resolving any objections raised with respect to the Settlement. Without further order of the Court, the Parties may agree to reasonable extensions of time not expressly set by the Court in order to carry out any of the provisions of this Stipulation.

STIPULATION NOT AN ADMISSION
23.It is expressly understood that neither this Stipulation nor any act or omission in connection therewith is intended or shall be deemed to be a presumption, concession or admission by: (i) any of the Settling Defendants or any of the other Released Defendant Parties as to the validity of any claims, defenses, other issues raised, or which might be or have been raised, in the Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies such wrongdoing or liability; or (ii) Plaintiffs as to the infirmity of any claim or the validity of any defense, or that damages in the Action would not have exceeded the Escrow Amount. The existence of the Stipulation, its contents or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked or otherwise used by any Person for any purpose in the Action or otherwise, except as may be necessary to effectuate the Settlement. This provision shall remain in force in the event that the Settlement is terminated for any reason whatsoever. Notwithstanding the foregoing, any of the Released Parties may file the Stipulation or any judgment or order of the Court related hereto in any other action that may be bought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, good-faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

NO WAIVER
24.Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions in this Stipulation by such other Party.
25.No waiver, express or implied, by any Party of any breach or default in the performance by any other Party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent or contemporaneous, under this Stipulation.

AUTHORITY
26.This Stipulation will be executed by counsel to the Parties, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such Party, and that it shall be binding on such Party in accordance with its terms.

SUCCESSORS AND ASSIGNS
27.This Stipulation is, and shall be, binding upon, and inure to the benefit of, the Parties and their respective agents, executors, administrators, heirs, successors and assigns; provided, however that no Party shall assign or delegate its rights or responsibilities under this Stipulation without the prior written consent of the other Parties.

BREACH
28.The Parties agree that in the event of any breach of this Stipulation, all of the Parties’ rights and remedies at law, equity or otherwise, are expressly reserved.

GOVERNING LAW AND FORUM
29.This Stipulation shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any action relating to this Stipulation will be filed exclusively in the Court. Each Party: (i) consents to personal jurisdiction in any such action (but no other action) bought in the Court; (ii) consents to service of process by registered mail upon such Party and/or such Party’s agent; and (iii) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum.

WARRANTY
30.Plaintiffs and Plaintiffs’ Counsel represent and warrant that: (i) Plaintiffs are each stockholders of Freeport and were stockholders of Freeport at all relevant times for purposes of maintaining standing in the Action; (ii) none of the Released Plaintiffs’ Claims has been assigned, encumbered or in any manner transferred in whole or in part by Plaintiffs or Plaintiffs’ Counsel; and (iii) neither Plaintiffs nor Plaintiffs’ Counsel will attempt to assign, encumber or in any manner transfer, in whole or in part, any of the Released Plaintiffs’ Claims.
31.Each Party represents and warrants that the Party has made such investigation of the facts pertaining to the Settlement provided for in this

Stipulation, and all of the matters pertaining thereto, and has been advised by counsel, as the Party deems necessary and advisable.

ENTIRE AGREEMENT
32.This Stipulation and the attached exhibits constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior or contemporaneous oral or written agreements, understandings or representations. No representations, warranties or inducements have been made to any Party concerning the Stipulation or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents. All of the exhibits hereto are material and integral parts hereof and are fully incorporated herein by reference.

INTERPRETATION
33.Each term of this Stipulation is contractual and not merely a recital.
34.This Stipulation will be deemed to have been mutually prepared by the Parties and will not be construed against any of them by reason of authorship.
35.Section and/or paragraph titles have been inserted for convenience only and will not be used in interpreting the terms of this Stipulation.

36.The terms and provisions of this Stipulation are intended solely for the benefit of the Parties, and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights or remedies upon any other Person, except with respect to (a) any attorneys’ fees and expenses to be paid to Plaintiffs’ Counsel pursuant to the terms of this Stipulation; and (b) the Released Parties who are not signatories hereto, and who shall be third-party beneficiaries under this Stipulation and entitled to enforce it in accordance with its terms.

AMENDMENTS
37.This Stipulation may not be amended, changed, waived, discharged or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the Parties to this Stipulation.

COUNTERPARTS
38.This Stipulation may be executed in any number of actual, telecopied or electronically mailed counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. This Stipulation will become effective when the actual or telecopied counterparts have been signed by each of the Parties to this Stipulation and delivered to the other Parties. The executed signature page(s) from each actual, telecopied or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

CONTINUING JURISDICTION
39.The consummation of this Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of enforcing the terms of this Stipulation and entering orders providing for awards of attorneys’ fees and litigation expenses to Plaintiffs’ Counsel.

NOTICE TO PARTIES
40.If any Party is required to give notice to any other Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery or facsimile transmission with confirmation of receipt or by email. Notice shall be provided as follows:

If to Plaintiffs or Plaintiffs’ Counsel:	Chimicles & Tikellis LLP Attn: Pamela S. Tikellis 222 Delaware Avenue, Suite 1100 P.O. Box 1035 Wilmington, Delaware 19899 Telephone: 302-656-2500 Facsimile: 302-656-9053

Labaton Sucharow LLP Attn: Christine S. Azar 300 Delaware Avenue, Suite 1340 Wilmington, Delaware 19801 Telephone: 302- 573-2530 Facsimile: 302- 573-2529
Bernstein Liebhard LLP Attn: U. Seth Ottensoser 10 East 40th Street New York, New York 10016 Telephone: 212-779-1414 Facsimile: 212-779-3218
Bernstein Litowitz Berger & Grossmann LLP Attn: Mark Lebovitch, Esq. 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 554‑1400 Facsimile: (212) 554‑1444
Grant & Eisenhofer P.A. Attn: Michael J. Barry 123 Justison Street Wilmington, DE 19801 Telephone: (302) 622-7000 Facsimile: (302) 622-7100
If to Settling Defendants Allison, Krulak, Lackey, Madonna, and/or McCoy:	Wachtell, Lipton, Rosen & Katz Attn: William Savitt 51 West 52nd Street New York, NY 10019 Telephone: 212-403-1000 Facsimile: 212-403-2000

If to Settling Defendants Adkerson, Day, Ford, Graham, Moffett, Rankin, Siegele and/or Quirk:	Morris Nichols Arsht & Tunnell LLP Attn: William M. Lafferty 1201 N. Market Street, 18th Floor Wilmington, DE 19801 Telephone: 302- 658-9200 Facsimile: 302- 658-3989
If to the Settling Defendant Flores:	Latham & Watkins LLP Attn: Blair G. Connelly 885 Third Avenue New York, New York 10022 Telephone: 212-906-1200 Facsimile: 212-751-4864
IN WITNESS WHEREOF, the Parties hereto have caused this Stipulation to be executed by their duly authorized counsel, as of January 12, 2015.

Of Counsel: Bernstein Liebhard LLP U. Seth Ottensoser 10 East 40th Street New York, New York 10016 Telephone: 212-779-1414 Co-Lead Counsel for Plaintiffs
Chimicles & Tikellis LLP

By: /s/ Pamela S. Tikellis
Pamela S. Tikellis (Del. #2172)
222 Delaware Avenue, Suite 1100
P.O. Box 1035
Wilmington, Delaware 19899
Telephone: 302-656-2500

Co-Lead Counsel for Plaintiffs

Labaton Sucharow LLP By: /s/ Christine S. Azar Christine S. Azar (Del. #4170) 300 Delaware Avenue, Suite 1340 Wilmington, Delaware 19801 Telephone: 302- 573-2530 Co-Lead Counsel for Plaintiffs
Bernstein Litowitz Berger & Grossmann LLP Mark Lebovitch 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 554‑1400 Co-Lead Counsel for Plaintiffs	Grant & Eisenhofer P.A. By: /s/ Stuart M. Grant Stuart M. Grant (Del. #2526) Michael J. Barry (Del. #4368) 123 Justison Street Wilmington, DE 19801 Telephone: (302) 622-7000 Co-Lead Counsel for Plaintiffs
Of Counsel:

Wachtell, Lipton, Rosen & Katz
William Savitt
Andrew J. Cheung

Adam S. Hobson
51 West 52nd Street
New York, NY 10019
Telephone: 212-403-1000
Facsimile: 212-403-2000

Counsel for Defendants Allison, Krulak, Lackey, Madonna, and McCoy

Pepper Hamilton LLP
By: /s/ M. Duncan Grant
M. Duncan Grant (Del. #2994)
1313 N. Market Street, Suite 5100
Wilmington, DE 19899
Telephone: 302- 777-6500
Counsel for Defendants Allison, Krulak, Lackey, Madonna, and McCoy

Morris Nichols Arsht & Tunnell LLP

By: /s/ William M. Lafferty
William M. Lafferty (Del. #2755)
1201 N. Market Street, 18th Floor
Wilmington, DE 19801
Telephone: 302- 658-9200

Counsel for Defendants Adkerson, Day, Ford, Graham, Moffett, Rankin, Siegele and/or Quirk

Latham & Watkins LLP Blair G. Connelly Sarah M. Lightdale 885 Third Avenue New York, New York 10022 Telephone: 212-906-1200 Counsel for Defendant James C. Flores
Richard, Layton & Finger, P.A.

By: /s/ Lisa A. Schmidt
Lisa A. Schmidt (Del. #3019)
Srinivas M. Raju (Del. #3313)
920 North King Street
Wilmington, Delaware 19801
Telephone: 302- 651-7700

Counsel for Defendant James C. Flores

EXHIBIT A

CORPORATE GOVERNANCE ENHANCEMENTS

I.	ENHANCEMENTS TO POWERS OF INDEPENDENT DIRECTORS

A.	Establishment of Lead Independent Director Position
1.The Company has or will establish the position of Lead Independent Director with the following responsibilities:

a.	The Lead Independent Director shall preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management directors.

b.	The Lead Independent Director shall serve as a liaison between the Chairman and the non-management directors.

c.	The Lead Independent Director shall approve information sent to the Board of Directors.

d.	The Lead Independent Director shall approve meeting agendas for meetings of the Board of Directors.

e.	The Lead Independent Director shall approve meeting schedules for meetings of the Board of Directors to assure there is sufficient time for discussion.

f.	The Lead Independent Director shall have the authority to call meetings of the non-management directors.

g.	The Lead Independent Director, if requested by significant shareholders, will be available for consultation and direct communication.

h.	The Lead Independent Director shall, at each regularly scheduled meeting of the Board of Directors, convene an independent session without Company employees or executive directors present.

B.	Establishment of Independent Executive Committee
1.The Company has or will establish an Executive Committee, to be comprised of the following five independent directors: the Lead Independent Director and the Chairman of each of the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee and the Nominating and Corporate Governance Committee.
2.The Executive Committee will have and be subject to the following:

a.	The Executive Committee shall have and may exercise all the powers of the Board in the management of the business and affairs of the corporation (except as otherwise expressly limited by statute).

b.	The meetings of the Executive Committee may be held without notice at such time and place as may be determined from time to time by the Executive Committee.

c.	At all meetings of the Executive Committee a majority of members shall be necessary and sufficient to constitute a quorum for the transaction of business.

d.
No additional annual fee will be paid to the members of the Executive Committee for serving in such capacity, but each of the members of the Executive Committee will be entitled to receive a fee of $3,000 for attendance at each meeting of the Executive Committee.

II.	BOARD AND COMMITTEE MEMBERSHIP

A.	Independent Directors
1.The membership of the Executive, Corporate Responsibility, Audit, Compensation, and Nominating and Corporate Governance Committees will consist solely of independent directors.
2.(a) Except where different or additional specific standards are set forth below, in order for a director to qualify as independent, the director will need to meet the “independent director” requirements of the New York Stock Exchange (NYSE), or such other primary exchange where the Company’s securities are listed, as may be in effect from time to time, and have no material relationships with the Company that would impair such director’s independence. On at least an annual basis, the Board will analyze each current or prospective director’s eligibility to be classified as “independent” under the standard set forth above, and affirmatively determine that each such director has no material relationship with the Company other than as a director. In making the determination concerning the absence of a material relationship with the Company, the Board will consider the guidelines set forth below and such additional standards established by the NYSE, or such other primary exchange where the Company’s securities are listed, as may be in effect from time to time.
(b)     A director may not qualify as independent if such director:
(i)     is, or in the past five years has been, an employee of the Company, or has an immediate family member (as defined below) who is, or has been within the last five years, an executive officer of the Company;
(ii)    has received, or has an immediate family member who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the

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Company, provided such compensation is not contingent in any way on continued service);
(iii)    (A) is, or has an immediate family member who is, a current partner of the firm that is the Company’s independent registered public accounting firm; or (B) is a current employee of such firm; or (C) has an immediate family member who is a current employee of such firm and who personally works on the Company's audit; or (D) was, or has an immediate family member who was, within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
(iv)    within the past three years is or has been, or an immediate family member is or has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or
(v)    is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
(c)     As used herein, an “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or an employee) who shares such person’s home.

B.	Board Nominations
1.The Company has or will establish procedures by which the Nominating and Corporate Governance Committee of the Company is solely responsible for formally considering and recommending to the Board candidates to be nominated for election or re-election to the Board at each annual meeting of stockholders or to be elected to the Board as necessary to fill vacancies and newly created directorships.
2.Formal recommendations to the Board of new Board candidates, other than those directors nominated by stockholders, will be solely made by the Nominating and Corporate Governance Committee.
3.Formal recommendations to the Board of membership on the Audit, Compensation, Corporate Responsibility, and Nominating and Corporate Governance Committees will be solely made by the Nominating and Corporate Governance Committee.
4.Neither the Chairman of the Board, if not independent, nor any other corporate officer will serve as a member of the Nominating and Corporate Governance Committee of the Board.

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5.The Nominating and Corporate Governance Committee in the ordinary course of its communications with significant institutional shareholders, will consider views, if offered, from such institutional shareholders concerning Board member selection and qualifications, including such issues as the independence and the experience or expertise of candidates, and will consider those views in good faith; provided however, that the determination of candidates’ qualifications and selection of candidates for nomination shall remain within the discretion of the Nominating and Corporate Governance Committee and the Board.

C.	Special Committee Membership Criteria
1.The Company has or will adopt a policy that provides that if the Board determines to establish a special committee for the evaluation of a potential significant transaction, membership on that committee shall be restricted to directors who (i) have been identified as independent directors, (ii) do not have a material interest in or affiliation with the potential transaction partner, (iii) do not have an immediate family member who has a material interest in or affiliation with the potential transaction partner, (iv) do not have an interest in, are not a party to, and do not have a contract or other transaction relevant to, the specific matter being presented to the Company’s Board; and (v) are not deemed under Item 404(a) of Regulation S-K of the rules of the U.S. Securities and Exchange Commission to be a “related person” with respect to any proposed transaction before the Board.
2.Members of the special committee shall be selected solely by the Company's Nominating and Governance Committee.
3.The policy will further provide that if the Board determines to establish a special committee for the evaluation of a potential significant transaction, that committee will be empowered to hire its own advisors, to negotiate the terms of the transaction, to consider alternative transaction structures and financing methodologies, and to provide its recommendation with respect to the proposed transaction to the Board. The special committee will also have the power to decline to refer the transaction to the full Board for approval.

III.	APPROVAL OR RATIFICATION OF RELATED-PARTY TRANSACTIONS
A.    The Company has or will adopt a policy regarding the approval or ratification of related-party transactions with respect to directors and executive officers, which policy will require, among other things, approval or ratification by the Audit Committee or approval or ratification by the disinterested members of the Board.

IV.	EXECUTIVE MANAGEMENT, SUCCESSION PLANNING AND EXECUTIVE COMPENSATION

A.	Board Appointment of Executive Management
1.The Board will annually approve the appointment of the Company’s executive management.

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B.	Senior Executive Succession Planning
1.The Board will annually review the Company’s succession plan for the Company’s senior executives.

C.	Executive Compensation
1.The Compensation Committee will receive advice from an independent executive compensation consultant, who will not provide any services to the Company’s management. The Compensation Committee will assess the independence of its executive compensation consultant in accordance with the SEC and NYSE requirements.
2.The Compensation Committee has or will adopt an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the Company to have to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. The Compensation Committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by Dodd-Frank.

V.	FUTURE EQUITY VESTING PROVISIONS
A.Any future grant of equity-based compensation made by the Board of Directors or a committee thereof to the Company’s executive officers or directors will provide that any unvested performance-based equity compensation will not automatically vest upon a change of control. Instead, vesting of such awards may be accelerated in connection with or following a change of control only upon a termination of employment or service, as applicable.
B.Further, any such accelerated vesting in accordance with Section V(A) above will not presume maximum achievement of any applicable performance goals, but instead will be based on one or more of the following:

1.	the target level of the award,

2.	a pro rata portion of the award based on the recipient’s time of service, or

3.	the actual level of achievement of the applicable goal as of the date of the change of control or the date of termination.

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EXHIBIT B
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE: FREEPORT-MCMORAN COPPER & GOLD INC. DERIVATIVE LITIGATION	) ) )	C.A. No. 8145-VCN

FINAL ORDER AND JUDGMENT

WHEREAS, a consolidated stockholder derivative action is pending in this Court entitled In re: Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, C.A. No. 8145-VCN (the “Action”);
WHEREAS, (a) plaintiffs Dauphin County Employee Retirement Fund; State-Boston Retirement System; Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System (collectively, “Plaintiffs”); and (b) individual defendants James R. Moffett, Richard C. Adkerson, Gerald J. Ford, Robert Addison Day, the estate of B.M. Rankin, Jr., H. Devon Graham, Jr., Robert J. Allison, Jr., Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Stephen H. Siegele, Kathleen L. Quirk and James C. Flores (collectively, the “Settling Defendants,” and with Plaintiffs, each a “Party” and, collectively, the “Parties”) have entered into a Stipulation and

Agreement of Settlement, Compromise and Release dated January 12, 2015 (the “Stipulation”) that provides for a complete dismissal with prejudice of the claims asserted against the Settling Defendants in the Action on the terms and conditions set forth in the Stipulation, subject to the approval of this Court;
WHEREAS, by Order dated _________ __, 2015 (the “Scheduling Order”), this Court, among other things, (a) ordered that notice of the proposed Settlement be provided to Freeport Stockholders; (b) provided Freeport Stockholders with the opportunity to object to the proposed Settlement; and (c) scheduled a hearing regarding final approval of the Settlement;
WHEREAS, the Court conducted a hearing on _________ __, 2015 (the “Settlement Hearing”) to consider, among other things, (a) whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of Freeport and its stockholders; (b) whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders, and should be approved by the Court; (c) to determine whether a judgment should be entered dismissing the Action with prejudice against the Settling Defendants; and (d) whether the application by Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of litigation expenses should be approved; and

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WHEREAS, it appearing that due notice of the hearing has been given in accordance with the Scheduling Order; the Parties having appeared by their respective attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement; the attorneys for the respective Parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to Freeport Stockholders was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;
NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND
DECREED, this ___ day of _____________, 2015, as follows:

1.Definitions: Unless otherwise defined in this Judgment, the capitalized terms used herein shall have the same meaning as they have in the Stipulation.
2.Jurisdiction: The Court has jurisdiction over the subject matter of the Action, and all matters relating to the Settlement, as well as personal jurisdiction over all of the Parties and the Freeport Stockholders.
3.Incorporation of Settlement Documents: This Judgment incorporates and makes a part hereof: (a) the Stipulation filed with the Court on

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_____________, 2015; and (b) the Notice, which was filed with the Court on _____________, 2015.
4.Derivative Action Properly Maintained; Adequacy of Plaintiffs and Plaintiffs’ Counsel: Based on the record in the Action, each of the provisions of Court of Chancery Rule 23.1 has been satisfied and the Action has been properly maintained according to Court of Chancery Rule 23.1. Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of Freeport and its stockholders both in terms of litigating the Action and for purposes of entering into and implementing the Settlement.
5.Notice: The Court finds that the mailing and publication of the Notice: (a) were implemented in accordance with the Scheduling Order; (b) constituted notice that was reasonably calculated, under the circumstances, to apprise Freeport Stockholders of: (i) the pendency of the Action; (ii) the effect of the proposed Settlement (including the Releases to be provided thereunder); (iii) Plaintiffs’ Counsel’s application for an award of attorneys’ fees and reimbursement of litigation expenses; (iv) their right to object to the Settlement and/or Plaintiffs’ Counsel’s application for attorneys’ fees and litigation expenses; and (v) their right to appear at the Settlement Hearing; (c) constituted due, adequate and sufficient notice to all persons and entities entitled to receive notice of the proposed Settlement; and (d) satisfied the requirements of Court of Chancery Rule 23.1, the

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United States Constitution (including the Due Process Clause), and all other applicable law and rules.
6.Final Settlement Approval and Dismissal of Claims: Pursuant to, and in accordance with, Court of Chancery Rule 23.1, this Court hereby fully and finally approves the Settlement set forth in the Stipulation in all respects (including, without limitation: the Settlement consideration; the Releases, including the release of the Released Plaintiffs’ Claims as against the Released Defendant Parties; and the dismissal with prejudice of the claims asserted against the Settling Defendants in the Action), and finds that the Settlement is, in all respects, fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders. The Parties are directed to implement, perform and consummate the Settlement in accordance with the terms and provisions contained in the Stipulation.
7.The Action and all of the claims asserted against the Settling Defendants in the Action by Plaintiffs are hereby dismissed with prejudice. The Parties shall bear their own costs and expenses, except as otherwise expressly provided in the Stipulation.
8.Binding Effect: The terms of the Stipulation and of this Judgment shall be forever binding on the Settling Defendants, Freeport, Plaintiffs and all other Freeport Stockholders, as well as their respective successors and assigns.

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9.Releases: The Releases set forth in paragraphs 6 and 7 of the Stipulation, together with the definitions contained in paragraph 1 of the Stipulation relating thereto, are expressly incorporated herein in all respects. The Releases are effective as of the Effective Date. Accordingly, this Court orders that:
(a)Without further action by anyone, and subject to Paragraph 10 below, upon the Effective Date, Plaintiffs and each and every Freeport Stockholder, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns, in their capacities as such only, derivatively on behalf of Freeport, and Freeport directly, by operation of the Stipulation and this Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Defendant Parties from any and all of the Released Plaintiffs’ Claims, and shall forever be barred and enjoined from commencing, instituting or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties.
(b)Without further action by anyone, and subject to Paragraph 10 below, upon the Effective Date of the Settlement, the Settling Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, by

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operation of the Stipulation and this Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Plaintiff Parties from any and all of the Released Defendants’ Claims, and shall forever be barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.
10.Notwithstanding Paragraphs 9(a)-(b) above, nothing in this Judgment shall bar any action by any of the Parties to enforce or effectuate the terms of the Stipulation or this Judgment.
11.Bar Order: Pursuant to 10 Del. C. § 6304(b), this Judgment relieves the Settling Defendants from liability to make contribution to any joint tortfeasors for any contribution claim or any other claim in which the injury claimed is the claimant’s actual or threatened liability to Freeport, arising out of or relating to the claims asserted in the Action (“Barred Claims”).
12.Pursuant to 10 Del. C. § 6304(b), the damages that Freeport may recover against any Person established at trial to be a joint tortfeasor of the Settling Defendants with respect to claims asserted in, or arising out of the subject matter of, the Action shall be reduced to the extent of the pro rata share of the Settling Defendants.

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13.To the extent that Credit Suisse Securities (USA) LLC (“Credit Suisse”) establishes that any Settling Defendant could be jointly and severally liable with it for any claim brought by or on behalf of Freeport against Credit Suisse related to the Transactions, then this Bar Order will apply and ensure that no Settling Defendant will have any liability for any Barred Claims as a result of the pursuit of those claims. For the avoidance of doubt, no Settling Defendant shall have any liability arising out of any claims brought by or derivatively on behalf of Freeport against Credit Suisse related to the Transactions.
14.No Admissions: Neither this Judgment, the Stipulation nor any act or omission in connection therewith is intended or shall be deemed to be a presumption, concession or admission by: (i) any of the Settling Defendants or any of the other Released Defendant Parties as to the validity of any claims, defenses, other issues raised, or which might be or have been raised, in the Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies such wrongdoing or liability; or (ii) Plaintiffs as to the infirmity of any claim or the validity of any defense, or that damages in the Action would not have exceeded the Escrow Amount. The existence of this Judgment, the Stipulation, its contents or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked or

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otherwise used by any Person for any purpose in the Action or otherwise, except as may be necessary to effectuate the Settlement. This provision shall remain in force in the event that the Settlement is terminated for any reason whatsoever. Notwithstanding the foregoing, any of the Released Parties may file the Stipulation or this Judgment in any other action that may be bought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, good-faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
15.Award of Attorneys’ Fees and Expenses: Plaintiffs’ Counsel are hereby awarded attorneys’ fees and litigation expenses in an aggregate amount of $_________, to be paid from the Escrow Amount, which sum the Court finds to be fair and reasonable.
16.No proceedings or court order with respect to the award of attorneys’ fees and expenses to Plaintiffs’ Counsel shall in any way disturb or affect this Judgment (including precluding this Judgment from being Final or otherwise being entitled to preclusive effect), and any such proceedings or court order shall be considered separate from this Judgment.
17.Retention of Jurisdiction: Without affecting the finality of this Judgment in any way, this Court retains continuing and exclusive jurisdiction over

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the Parties, Freeport and all Freeport stockholders for purposes of the administration, interpretation, implementation, and enforcement of the Settlement.
18.Modification of the Stipulation: Without further approval from the Court, Plaintiffs and the Settling Defendants are hereby authorized to agree to and adopt such amendments or modifications of the Stipulation or any exhibits attached thereto to effectuate the Settlement that: (a) are not materially inconsistent with this Judgment; and (b) do not materially limit the rights of the Parties, Freeport or Freeport stockholders in connection with the Settlement. Without further order of the Court, Plaintiffs and the Settling Defendants may agree to reasonable extensions of time to carry out any provisions of the Settlement.
19.Termination of Settlement: If the Settlement is terminated as provided in the Stipulation, this Judgment shall be vacated, rendered null and void and be of no further force and effect, except as otherwise provided by the Stipulation, and this Judgment shall be without prejudice to the rights of Plaintiffs, all other Freeport stockholders, Freeport and the Settling Defendants, and the Parties shall be restored to their respective positions in the Action immediately prior to the execution of the Term Sheet, as provided in the Stipulation.
20.Entry of Final Judgment: There is no just reason to delay the entry of this Judgment as a final judgment in the Action. Accordingly, the Register in

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Chancery is expressly directed to immediately enter this final judgment in the Action.

_______________________________________
Vice Chancellor John W. Noble

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EXHIBIT C

IN THE COURT OF CHANCERY Of the state of delaware

IN RE: FREEPORT-MCMORAN COPPER & GOLD INC. DERIVATIVE LITIGATION	) ) )	C.A. No. 8145-VCN

NOTICE OF PENDENCY OF DERIVATIVE ACTION, PROPOSED
SETTLEMENT OF DERIVATIVE ACTION, SETTLEMENT HEARING
AND RIGHT TO APPEAR
The Delaware Court of Chancery authorized this Notice. This is not a solicitation from a lawyer.
TO: All persons and entities who or which held common stock of Freeport-McMoRan Copper & Gold Inc. (“Freeport” or the “Company”) as of the close of business on January __, 2015 (“Freeport Stockholders”).1
PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.
YOUR RIGHTS WILL BE AFFECTED BY THIS LITIGATION.
1 All capitalized terms used in this Notice that are not otherwise defined herein shall have the meanings provided in the Stipulation and Agreement of Settlement, Compromise and Release dated January 12, 2015 (the “Stipulation”) entered into between and among (a) plaintiffs Dauphin County Employee Retirement Fund; State-Boston Retirement System; Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System (collectively, “Plaintiffs”); and (b) individual defendants James R. Moffett, Richard C. Adkerson, Gerald J. Ford, Robert Addison Day, the estate of B.M. Rankin, Jr., H. Devon Graham, Jr., Robert J. Allison, Jr., Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Stephen H. Siegele, Kathleen L. Quirk and James C. Flores (collectively, the “Settling Defendants,” and with Plaintiffs, each a “Party” and, collectively, the “Parties”). A copy of the Stipulation is available for review at the following websites: www.__________.com, www.__________.com, www.__________.com, www.___________.com, and www.__________.com.

This Notice relates to a proposed settlement (the “Settlement”) of the above-captioned consolidated stockholder derivative action (the “Action”) pending in the Court of Chancery of the State of Delaware (the “Court”). If the Settlement is approved by the Court, and subject to other conditions of the Settlement being satisfied, an aggregate amount of $137.5 million, less Plaintiffs’ Counsel’s attorneys’ fees and expenses as awarded by the Court, will be distributed as a special dividend to be declared by the Freeport Board and made to Freeport stockholders at the time of the issuance of Freeport’s next regularly scheduled quarterly dividend announced after the Escrow Amount is paid to Freeport and the attorneys’ fee and expense award is paid to Plaintiffs’ Counsel and such fee and expense award has become Final. A description of the terms of the Settlement is set forth in paragraph 26 below.
PLEASE NOTE: THERE IS NO PROOF OF CLAIM FORM FOR FREEPORT STOCKHOLDERS TO SUBMIT IN CONNECTION WITH THIS SETTLEMENT, AND FREEPORT STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY ACTION IN RESPONSE TO THIS NOTICE.
If you are a nominee who or which held Freeport common stock as of the close of business on January __, 2015 for the benefit of another, please read the section below entitled “NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS.”

WHAT IS THE PURPOSE OF THIS NOTICE?
1.The purpose of this Notice is to inform Freeport Stockholders about: (a) the pendency of the Action; (b) the proposed Settlement, subject to Court approval, on the terms and conditions set forth in the Stipulation; (c) Freeport Stockholders’ rights with respect to the proposed Settlement and Plaintiffs’ Counsel’s application for an award of attorneys’ fees and reimbursement of litigation expenses; and (d) the hearing that the Court will hold on _____________, 2015, at __:__ _.m., at the Court of Chancery of the State of Delaware, ________________, at which the Court will, among other things: (i) determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of Freeport and its stockholders; (ii) determine whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders, and should be approved by the Court; (iii) determine whether to enter the Judgment (defined in paragraph 30 below) pursuant to the Stipulation; (iv) determine whether the application by Plaintiffs’ Counsel for an award of attorneys’ fees and

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reimbursement of litigation expenses should be approved; (v) hear and consider any objections to the Settlement or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses; and (vi) consider any such other matters as the Court deems appropriate.

WHAT IS THIS CASE ABOUT?
THE FOLLOWING DESCRIPTION OF THIS CASE HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF ANY FINDINGS OF FACT.
2.Between December 14, 2012 and March 5, 2013, the following eleven derivative complaints (the “Delaware Actions”) were filed in the Court, alleging claims on behalf of Freeport against the Settling Defendants: Jacksonville Police & Fire Pension Fund v. James R. Moffett, et al., C.A. No. 8110-VCN; Sklar v. James R. Moffett, et al., C.A. No. 8126-VCN; Gaines v. Richard C. Adkerson, et al., C.A. No. 8139-VCN; Rosenzweig v. Richard C. Adkerson, et al., C.A. No. 8140-VCN; Lang v. James R. Moffett, et al., C.A. No. 8142-VCN; Dauphin Cnty. Emp. Ret. Fund v. James R. Moffett, et al., C.A. No. 8145-VCN; Newman v. James R. Moffett, et al., C.A. No. 8156-VCN; State-Boston Ret. Sys. v. James R. Moffett, et al., C.A. No. 8206-VCN; Inter-Local Pension Fund of the Graphic Commc’ns Conference of the Int’l Bhd. of Teamsters v. James R. Moffett, et al., C.A. No. 8207-VCN; United Wire Metal & Mach. Pension Fund v. James R. Moffett, et al., C.A. No. 8208-VCN; and Stephen Blau MD Money Purchase Pension Plan Trust v. Moffett, et al., C.A. No. 8384-VCN (the “Blau Action”).
3. Between December 14, 2014 and January 16, 2014, three derivative complaints (the “Arizona Actions”) were filed in the Superior Court of the State of Arizona, Maricopa County: Liberatore v. James R. Moffett, et al., CV2012-018351; Teich, et al. v. James R. Moffett, et al., CV2012-018403; and Harris v. Richard C. Adkerson, et al., CV2013-004163. The Arizona Actions, together with the Delaware Actions, are referred to as the “Related Actions.”
4.Each of the Related Actions alleged that the Settling Defendants breached their fiduciary duties to Freeport and its stockholders by approving Freeport’s acquisitions of McMoRan Exploration Co. (“MMR”), which was announced December 5, 2012 and closed June 3, 2013, and Plains Exploration &

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Production Co. (“Plains”), which was announced December 5, 2012 and closed May 31, 2013 (together, the “Transactions”).
5.On January 8, 2013, plaintiff Dauphin County Employee Retirement Fund, C.A. No. 8145-VCN, filed a Verified Amended Derivative Action Complaint and moved to expedite.
6.On January 25, 2013, the Court consolidated the Delaware Actions, with the exception of the Blau Action, and appointed Dauphin County Employees Retirement Fund, Jacksonville Police and Fire Pension Fund, and State-Boston Retirement System as co-lead plaintiffs, and appointed the law firms of Chimicles & Tikellis LLP, Bernstein Liebhard LLP and Labaton Sucharow LLP as Plaintiffs’ co-lead counsel.
7.On February 20, 2013 the Court entered a Stipulation and Order Governing Expert Discovery and a Stipulation and Order Governing the Production and Exchange of Confidential and Highly Confidential Documents.
8.On February 22, 2013, the Court entered the Stipulation and Order Regarding Expedited Proceedings, which Order contemplated expedited discovery and applications for injunctive relief, and was later amended on March 21, 2013.
9.On March 1, 2013, plaintiffs in the Arizona Actions moved to intervene in the Delaware Actions, and on March 18, 2013, the Court granted the motion.
10.In accordance with the Stipulation and Order Regarding Expedited Proceedings, the Parties engaged in extensive expedited fact discovery. Plaintiffs reviewed thousands of documents produced by the Settling Defendants, Freeport and certain third parties. Plaintiffs also deposed eleven individuals (some for multiple days), including several of the Settling Defendants and representatives of the advisors to Freeport’s special committee, RPS Group Plc and Credit Suisse Securities (USA) LLC (“Credit Suisse”).
11.In a letter dated March 21, 2013, Plaintiffs informed the Court that they were no longer seeking preliminary injunctive relief.
12.On April 22, 2013, the Court entered an amended consolidation order that added Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System as additional co-lead plaintiffs, and

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added Grant & Eisenhofer P.A. and Bernstein Litowitz Berger & Grossmann LLP as additional Plaintiffs’ co-lead counsel (together with Chimicles & Tikellis LLP, Bernstein Liebhard LLP and Labaton Sucharow LLP, “Plaintiffs’ Counsel”).
13.On July 19, 2013, Plaintiffs filed a verified second amended consolidated derivative complaint (the “Second Amended Complaint”).
14.On September 12, 2013, defendant James C. Flores moved to dismiss the Second Amended Complaint.
15.On October 10, 2013, the remainder of the Settling Defendants and Freeport moved to dismiss the Second Amended Complaint.
16.On March 12, 2014, oral argument was held on the motions to dismiss.
17.By Order dated April 4, 2014, the Court consolidated the Blau Action into this Action.
18.The Parties continued to conduct discovery after the oral argument, including discovery from Credit Suisse.
19.Since the spring of 2014, counsel for Plaintiffs and the Settling Defendants have engaged in arm’s-length discussions and negotiations regarding a potential resolution of the Action.
20.On May 23, 2014, counsel for Plaintiffs and the Settling Defendants and certain of the insurance carriers that provide coverage applicable to the claims against the Settling Defendants asserted in the Action participated in a mediation session in New York, New York with the Honorable Layn R. Phillips, regarding a potential resolution of the Action.
21.Thereafter, counsel for Plaintiffs, the Settling Defendants and certain of the insurance carriers continued to engage in arm’s-length settlement discussions and participated in additional mediation sessions with Judge Phillips on August 4, 2014 and September 12, 2014 in Newport Beach, California, and on November 5, 2014 in New York, New York.
22.On November 5, 2014, Plaintiffs and the Settling Defendants reached an agreement in principle to settle all claims against the Settling Defendants, which led to the execution of a term sheet. On January 12, 2015, the Parties entered into the formal Stipulation setting forth the terms of the Settlement.

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23.Plaintiffs have indicated a desire to pursue claims derivatively on behalf of Freeport against Credit Suisse arising from allegations of Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012, in connection with its engagement to act as lead financial advisor to the Special Committee of the Freeport Board with respect to Freeport’s decision to acquire and acquisition of MMR and Plains.
24.In connection with settlement discussions and negotiations leading to the proposed Settlement, counsel for the Parties did not discuss the appropriateness or amount of any application by Plaintiffs’ Counsel for an award of attorneys’ fees and litigation expenses until all other matters had been agreed upon.
25.On __________, 2015, the Court entered the Scheduling Order in connection with the Settlement which, among other things, authorized this Notice to be provided to Freeport Stockholders and scheduled the Settlement Hearing to consider whether to grant final approval of the Settlement.

WHAT ARE THE TERMS OF THE SETTLEMENT?
26.As consideration for the Settlement:
(a)$115 million in cash (the “Escrow Amount”) shall be paid on behalf of the Settling Defendants to Freeport by the Company’s D&O Carriers. The Settling Defendants will cause the Escrow Amount to be deposited into an interest-bearing escrow account controlled by an agreed upon representative of Plaintiffs and of the Settling Defendants (the “Escrow Account”) by no later than [insert date that is fifteen (15) business days after date the Stipulation was submitted to the Court]. If the Settlement is approved by the Court, upon the Effective Date of the Settlement, the Escrow Amount, together with any and all interest thereon, will be paid to Freeport from the Escrow Account.
(b)If the Settlement is approved by the Court and the Effective Date occurs, an aggregate amount of $137.5 million, less Plaintiffs’ Counsel’s attorneys’ fees and litigation expenses as awarded by the Court, will be distributed to Freeport stockholders as a special dividend to be declared by the Freeport Board (the “Special Dividend”). The Special Dividend will consist of the $115 million Escrow Amount (including accrued interest thereon) plus an additional $22.5 million to be funded by

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Freeport, less Plaintiffs’ Counsel’s attorneys’ fees and litigation expenses as awarded by the Court. The Special Dividend will be made at the time of the issuance of Freeport’s next regularly scheduled quarterly dividend announced after (but in no event, to the extent that at the time there is no scheduled or contemplated quarterly dividend payment, more than three (3) months after) the Escrow Amount is paid to Freeport and the attorneys’ fee and expense award is paid to Plaintiffs’ Counsel and such fee and expense award has become Final.
(c)The Freeport Board has resolved to adopt the Corporate Governance Enhancements set forth in Exhibit A to the Stipulation and maintain such enhancements for a period of at least three (3) years from the date of adoption. The Corporate Governance Enhancements are available for review at the following websites: www.____________.com, www.___________.com, www.__________.com, www.__________.com, and www._________.com.
Please note: There is no claim form for Freeport stockholders to submit in connection with this Settlement. If the Settlement is approved and the Effective Date occurs, the Special Dividend will be distributed to stockholders that own shares of Freeport common stock as of the dividend “record date”. The “record date” will be set by the Company at a future time, and as of the date of this Notice it is not possible to determine what the exact “record date” will be.

WHAT ARE THE PARTIES' REASONS FOR THE SETTLEMENT?
27.Plaintiffs and Plaintiffs’ Counsel thoroughly considered the facts and law underlying the claims asserted in the Action. Although Plaintiffs and Plaintiffs’ Counsel believe that the claims asserted have merit, the Court could have adopted the Settling Defendants’ view of the applicable legal standard or of the underlying evidence, and could enter judgment for the Settling Defendants, either dismissing the Action prior to trial or after trial. Plaintiffs and Plaintiffs’ Counsel also considered the expense and length of continued proceedings necessary to pursue their claims against the Settling Defendants through trial, as well as the uncertainty of appeals.
28.In light of the substantial monetary recovery and the corporate governance enhancements included in the Settlement, and on the basis of information available to them, including publicly available information and formal

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discovery, Plaintiffs and Plaintiffs’ Counsel have determined that the proposed Settlement is fair, reasonable, adequate, and in the best interests of Freeport and Freeport’s stockholders. The Settlement provides substantial immediate benefits to Freeport and its stockholders without the risk that continued litigation could result in obtaining similar or lesser relief for Freeport and its stockholders after continued extensive and expensive litigation, including trial and the appeals that were likely to follow.
29.The Settling Defendants have vigorously denied, and continue to vigorously deny, all allegations of wrongdoing, fault, liability or cognizable damage to Freeport or its stockholders, deny that they committed any violation of law, deny that the Transactions were in any way unfair to Freeport or its stockholders, believe that they acted properly at all times, believe that the Action has no merit and maintain that they have committed no breach of duty whatsoever in connection with the Transactions. The Settling Defendants have entered into the Stipulation solely because they consider it desirable that the claims against them in the Action be settled and dismissed with prejudice as between the Parties in order to, among other things, (i) avoid the substantial expense, inconvenience and distraction of continued litigation, and (ii) avoid any possibility of a finding of liability, however remote, and finally put to rest the claims asserted against the Settling Defendants in the Action.

WHAT WILL HAPPEN IF THE SETTLEMENT IS APPROVED? WHAT CLAIMS WILL THE SETTLEMENT RELEASE?
30.If the Settlement is approved, the Court will enter a final order and judgment (the “Judgment”). Pursuant to the Judgment, upon the Effective Date of the Settlement, the Action will be dismissed with prejudice and the following releases will occur:
Release of Claims by Plaintiffs and Freeport: Plaintiffs and each and every Freeport Stockholder, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns, in their capacities as such only, derivatively on behalf of Freeport, and Freeport directly, by operation of the Stipulation and the Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Defendant Parties (defined below) from any and all of the Released Plaintiffs’ Claims (defined below), and shall forever be barred and enjoined from commencing, instituting or

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prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties.
“Released Plaintiffs’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), that Plaintiffs asserted against the Released Defendant Parties in the complaints filed in the Action, or that Freeport could have asserted directly, or that Plaintiffs or any other Freeport Stockholder could have asserted derivatively on behalf of Freeport against the Released Defendant Parties, in any court, tribunal, forum or proceeding, whether based on state, local, foreign, federal, statutory, regulatory, common or other rule of law, based upon, arising out of, relating to, or concerning (which phrases are intended to be construed as broadly as permitted under applicable Delaware law as to the scope of releases provided in consideration for settlement of derivative claims): (i) Freeport’s decision to acquire and acquisition of MMR, which transaction was announced December 5, 2012 and closed June 3, 2013, (ii) Freeport’s decision to acquire and acquisition of Plains, which transaction was announced December 5, 2012 and closed May 31, 2013, or (iii) the actions, inactions, conduct, deliberations, discussion, decisions, votes or any other conduct of any kind of the Freeport officers or directors relating to the Transactions or the Freeport Board’s approval of the Transactions, but excluding (a) any claims Freeport may have against Credit Suisse arising from Credit Suisse’s bad faith, gross negligence, willful misconduct or fraud, as those terms are used in the Engagement Letter between Freeport and Credit Suisse dated September 20, 2012, in connection with its engagement to act as lead financial advisor to the Special Committee of the Freeport Board with respect to Freeport’s decision to acquire and acquisition of MMR and Plains, and (b) any claims relating to the enforcement of the Settlement. For the avoidance of doubt, Released Plaintiffs’ Claims do not include any direct claims

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belonging to Freeport Stockholders, and such claims are not released by the Settlement.
“Released Defendant Parties” means (i) the Settling Defendants; (ii) all past and present officers and directors of Freeport, and any other of their or Freeport’s respective agents, representatives, estates, insurers, reinsurers, and advisors; and (iii) for each and all of the foregoing Persons (but only to the extent such Persons are released as provided above), any and all of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited-liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates; provided, however, that Released Defendant Parties shall not mean and does not include Credit Suisse with respect to any claims against Credit Suisse not included in the definition of Released Plaintiffs’ Claims.
Release of Claims by the Settling Defendants: The Settling Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, by operation of the Stipulation and the Judgment and to the fullest extent allowed by law, shall completely, fully, finally and forever release, relinquish, settle and discharge each and all of the Released Plaintiff Parties (defined below) from any and all of the Released Defendants’ Claims (defined below, and together with the Released Plaintiffs’ Claims, the “Released Claims”), and shall forever be barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.
“Released Defendants’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs,

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debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), arising out of or relating to the commencement, prosecution, or settlement of the Action, but excluding any claims relating to the enforcement of the Settlement.
“Released Plaintiff Parties” means Plaintiffs, their respective counsel (including all Plaintiffs’ Counsel), and their past and present officers and directors, and all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing.
“Unknown Claims” means any Released Claims that a Person granting a Release under the Stipulation does not know or suspect exist in his, her or its favor at the time of the Release, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and the Settling Defendants shall have expressly waived, and Freeport and each of the other Freeport Stockholders shall be deemed to have, and by operation of the Judgment by the Court shall have, waived, relinquished and released any and all provisions, rights and benefits conferred by or under California Civil Code § 1542 or any law or principle of common law of the United States or any state or territory of the United States which is similar, comparable or equivalent to California Civil Code § 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Plaintiffs and the Settling Defendants acknowledge, and Freeport and all other Freeport Stockholders by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or

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different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of Plaintiffs, the Settling Defendants, Freeport and all other Freeport Stockholders by operation of law, to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, heretofore existed or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and the Settling Defendants acknowledge, and Freeport and all other Freeport Stockholders by operation of law shall be deemed to have acknowledged, that this waiver and the inclusion of “Unknown Claims” in the definition of “Released Claims” was separately bargained for and was a material element of the Settlement and was relied upon by each and all of the Parties in entering into the Stipulation and agreeing to the Settlement.
31.Pending final determination by the Court of whether the Settlement should be approved, all proceedings in the Action other than proceedings necessary to carry out or enforce the terms and conditions of the Stipulation, have been stayed. By order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all other Freeport Stockholders are barred and enjoined from commencing, instituting or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties.

HOW WILL PLAINTIFFS' COUNSEL BE PAID?

32.Plaintiffs’ Counsel have not received any payment for their services in pursuing the claims asserted in the Action, nor have Plaintiffs’ Counsel been reimbursed for their litigation expenses. Plaintiffs’ Counsel invested their own resources pursuing the Action on a contingency basis, meaning they would only be compensated for their time and recover their expenses if they created a benefit for Freeport and Freeport’s stockholders through the Action. In light of the risks undertaken in pursuing the Action on a contingency basis and the benefits created for Freeport and Freeport’s stockholders through the Settlement and the prosecution of the Action, Plaintiffs’ Counsel intend to apply to the Court for an award of attorneys’ fees and reimbursement of litigation expenses.
33.Before final approval of the Settlement, Plaintiffs’ Counsel will apply to the Court for an award of attorneys’ fees and litigation expenses in an aggregate amount not to exceed $__________, to be paid from (and out of) the Escrow Amount. [The Settling Defendants may oppose the amount of any such

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application Plaintiffs’ Counsel may make, but Settling Defendants acknowledge that under existing law Plaintiffs’ Counsel have a claim for reasonable attorneys’ fees, and reimbursement of reasonable and necessary expenses incurred by Plaintiffs’ Counsel, for their efforts in prosecuting the Action and in achieving the Settlement.] The Court will determine the amount of any award of attorneys’ fees and litigation expenses. Freeport stockholders are not personally liable for any such fees or expenses.

WHEN AND WHERE WILL THE SETTLEMENT HEARING BE HELD? DO I HAVE RIGHT TO APPEAR AT THE SETTLEMENT HEARING?
34.The Court will consider the Settlement and all matters related to the Settlement at the Settlement Hearing. The Settlement Hearing will be held before The Honorable John W. Noble, Vice Chancellor, on _____________, 2015, at __:__ _.m., at the Court of Chancery of the State of Delaware, __________________. At the Settlement Hearing, the Court will, among other things: (a) determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of Freeport and its stockholders; (b) determine whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders, and should be approved by the Court; (c) determine whether the Judgment (as defined in paragraph 30 above), should be entered dismissing the Action with prejudice against the Settling Defendants pursuant to the Stipulation; (d) determine whether the application by Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of litigation expenses should be approved; (e) hear and consider any objections to the Settlement or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses; and (f) consider any such other matters as the Court deems appropriate.
35.Any person or entity who or which held Freeport common stock as of January __, 2015 and continues to own such stock through _______, 2015, the date of the Settlement Hearing, may object to the Settlement or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses. Objections must be in writing and must be filed, together with copies of all other papers and briefs supporting the objection, with the Register in Chancery at the address set forth below on or before ___________, 2015. Objections and all supporting papers must also be served on representative counsel for Plaintiffs and the Settling Defendants (by hand or overnight delivery) at the addresses set forth below so that the papers are received on or before ___________, 2015.

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Register in Chancery	Representative Counsel for Plaintiffs	Representative Counsel for the Settling Defendants
Court of Chancery ______________	Michael J. Barry Grant & Eisenhofer P.A. 123 Justison Street Wilmington, DE 19801	William M. Lafferty Morris Nichols Arsht & Tunnell LLP 1201 N. Market Street, 18th Floor Wilmington, DE 19801 M. Duncan Grant Pepper Hamilton LLP 1313 N. Market Street Suite 5100 Wilmington, DE 19899
36.Any objections, filings and other submissions: (a) must state the name, address and telephone number of the objector and must be signed by the objector; (b) must contain a statement of the objection(s) and the specific reason(s) for the objection(s), including any legal and evidentiary support the objector wishes to bring to the Court’s attention, and if the objector has indicated that he, she or it intends to appear at the Settlement Hearing, the identity of any witnesses the objector may call to testify and any exhibits the objector intends to introduce into evidence at the hearing; and (c) must include documentation sufficient to prove that the objector held shares of Freeport common stock as of the close of business on January __, 2015 and continues to hold such shares.
37.You may file a written objection without having to appear at the Settlement Hearing. You may not, however, appear at the Settlement Hearing to present your objection unless you first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.
38.If you wish to be heard orally at the hearing in opposition to the approval of the Settlement or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses, and if you file and serve a timely written objection as described above, you must also file a notice of appearance with the Register in Chancery and serve it on representative counsel for Plaintiffs and the Settling Defendants at the addresses set forth above so that it is received on or before ___________, 2015. Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objection or

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notice of appearance the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing. Such persons may be heard orally at the discretion of the Court.
39.You are not required to hire an attorney to represent you in making written objections or in appearing at the Settlement Hearing. However, if you decide to hire an attorney, it will be at your own expense, and that attorney must file a notice of appearance with the Court and serve it on representative counsel for Plaintiffs and the Settling Defendants at the addresses set forth in paragraph 35 above so that the notice is received on or before ___________, 2015.
40.The Settlement Hearing may be adjourned by the Court without further written notice to Freeport Stockholders. If you intend to attend the Settlement Hearing, you should confirm the date and time with Plaintiffs’ Counsel.
41.Unless the Court orders otherwise, any Freeport Stockholder who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed Settlement or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses, or any other matter related to the Settlement, in the Action or in any other action or proceeding. Freeport Stockholders do not need to appear at the Settlement Hearing or take any other action to indicate their approval.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?
42.This Notice contains only a summary of the terms of the proposed Settlement. For more detailed information about the matters involved in the Action, you are referred to the papers on file in the Action, including the Stipulation, which may be inspected during regular office hours at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, __________________. Additionally, copies of the Stipulation and any related orders entered by the Court will be posted on the following websites: www.__________.com, www.__________.com, www.__________.com, and www.__________.com. If you have questions regarding the Settlement, you may write or call the following representative for Plaintiffs’ Counsel: Michael J. Barry, Grant & Eisenhofer P.A., 123 Justison Street, Wilmington, DE 19801, (302) 622-7000.

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NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS

43.If you are a brokerage firm, bank, or other person or entity who or which held shares of Freeport common stock as of the close of business on January __, 2015 as a record holder for the beneficial interest of persons or organizations other than yourself, you must either: (a) within seven (7) calendar days of receipt of this Notice, request from Freeport through ______________ (the “Notice Administrator”) sufficient copies of this Notice to forward to all such beneficial owners and within seven (7) calendar days of receipt of those Notices forward them to all such beneficial owners; or (b) within seven (7) calendar days of receipt of this Notice, provide a list of the names and addresses of all such beneficial owners to the Notice Administrator at: In re: Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, c/o _______________, P.O. Box _____, ________, __ _____-____. If you choose the second option, the Notice Administrator will send a copy of the Notice to the beneficial owners. Upon full compliance with these directions, such nominees may seek reimbursement of their reasonable expenses actually incurred, by providing the Notice Administrator with proper documentation supporting the expenses for which reimbursement is sought. Copies of this Notice may also be obtained from the website maintained by the Notice Administrator, www.___________.com, or by calling the Notice Administrator toll-free at ________________.
DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF
THE REGISTER IN CHANCERY REGARDING THIS NOTICE.
Dated: _____________, 2015            BY ORDER OF THE COURT OF
CHANCERY OF THE STATE OF
DELAWARE

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EXHIBIT D
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE: FREEPORT-MCMORAN COPPER & GOLD INC. DERIVATIVE LITIGATION	) ) )	C.A. No. 8145-VCN

SCHEDULING ORDER
WHEREAS, a consolidated stockholder derivative action is pending in this Court entitled In re: Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, C.A. No. 8145-VCN (the “Action”);
WHEREAS, (a) plaintiffs Dauphin County Employee Retirement Fund; State-Boston Retirement System; Amalgamated Bank as Trustee for the LongView LargeCap 500 Index Fund, LongView LargeCap 500 Index VEBA Fund, LongView Quantitative LargeCap Fund and LongView Quantitative LargeCap VEBA Fund; and City of Roseville Employees’ Retirement System (collectively, “Plaintiffs”); and (b) individual defendants James R. Moffett, Richard C. Adkerson, Gerald J. Ford, Robert Addison Day, the estate of B.M. Rankin, Jr., H. Devon Graham, Jr., Robert J. Allison, Jr., Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Stephen H. Siegele, Kathleen L. Quirk and James C. Flores (collectively, the “Settling Defendants,” and with Plaintiffs, each a “Party” and, collectively, the “Parties”) have determined to settle all claims asserted against the Settling Defendants in the Action with prejudice on the terms and conditions set forth in the Stipulation and Agreement of Settlement, Compromise and Release entered into by the Parties dated January 12, 2015 (the “Stipulation”); and
WHEREAS, the Parties have made an application, pursuant to Court of Chancery Rule 23.1, for entry of a scheduling order in accordance with the Stipulation, approving the form and content of the notice of the Settlement to Freeport Stockholders and scheduling the date and time for the Settlement Hearing.
WHEREAS, the Court having read and considered the Stipulation and the exhibits attached thereto; the Stipulation being sufficient to warrant notice to Freeport Stockholders; and all Parties having consented to the entry of this Order.
NOW THEREFORE, IT IS HEREBY ORDERED, this _______ day of __________, 2015, as follows:
1.Definitions: Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings as they have in the Stipulation.
2.Settlement Hearing: The Court will hold a settlement fairness hearing (the “Settlement Hearing”) on _____________, 2015, at __:__ _.m., at the Court of Chancery of the State of Delaware, ___________________, for the following purposes: (a) to determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of Freeport and its stockholders; (b) to

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determine whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Plaintiffs, Freeport and Freeport’s stockholders, and should be approved by the Court; (c) to determine whether a Final Order and Judgment substantially in the form attached as Exhibit B to the Stipulation should be entered dismissing the Action with prejudice against the Settling Defendants; (d) to determine whether the application by Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of litigation expenses should be approved; (e) to hear and consider any objections to the Settlement and/or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and expenses; and (f) to consider any other matters that may properly be brought before the Court in connection with the Settlement. Notice of the Settlement and the Settlement Hearing shall be given to Freeport Stockholders as set forth in paragraph 4 of this Order.
3.The Court may adjourn the Settlement Hearing and approve the proposed Settlement with such modifications as the Parties may agree to without further notice to Freeport Stockholders.
4.Manner of Giving Notice: Notice of the Settlement and the Settlement Hearing shall be given by Freeport as follows:
(a)not later than fifteen (15) business days after the date of entry of this Order (the “Notice Date”), Freeport shall cause a copy of the Notice,

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substantially in the form attached to the Stipulation as Exhibit C, to be mailed by first-class mail to Freeport Stockholders at their last known addresses as of the close of business on the date that the Stipulation was filed with the Court (the “Record Date”), as set forth in the stock transfer records maintained by or on behalf of Freeport;
(b)not later than the Notice Date, Freeport shall file a copy of the Notice as an exhibit to a Form 8-K with the Securities and Exchange Commission;
(c)not later than two (2) business days after the Notice Date, Plaintiffs’ Counsel shall post a copy of the Notice on their respective firm websites, and such copy shall remain posted on such websites through the Effective Date of the Settlement; and
(d)not later than fifteen (15) calendar days prior to the Settlement Hearing, (i) Freeport shall serve on Plaintiffs’ Counsel and file with the Court proof, by affidavit or declaration, of compliance with paragraphs 4(a) and (b) above; and (ii) Plaintiffs’ Counsel shall serve on counsel for the Settling Defendants’ and file with the Court proof, by affidavit or declaration, of compliance with paragraph 4(c) above.
5.Approval of Form and Content of Notice: The Court (a) approves, as to form and content, the Notice, attached to the Stipulation as Exhibit C, and (b)

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finds that the mailing and publication of the Notice in the manner and form set forth in paragraph 4 of this Order: (i) constitutes notice that is reasonably calculated, under the circumstances, to apprise Freeport Stockholders of the pendency of the Action, of the effect of the proposed Settlement (including the Releases to be provided thereunder), of Plaintiffs’ Counsel’s application for an award an attorneys’ fees and reimbursement of litigation expenses, of their right to object to the Settlement and/or Plaintiffs’ Counsel’s application for attorneys’ fees and litigation expenses, and of their right to appear at the Settlement Hearing; (ii) constitutes due, adequate and sufficient notice to all persons and entities entitled to receive notice of the proposed Settlement; and (iii) satisfies the requirements of Court of Chancery Rule 23.1, the United States Constitution (including the Due Process Clause), and all other applicable law and rules. The date and time of the Settlement Hearing shall be included in the Notice before it is mailed and published.
6.Nominees Procedures: Freeport shall use reasonable efforts to give notice to beneficial owners of Freeport stock by providing additional copies of the Notice to any record holder requesting the Notice for purpose of distribution to any beneficial owners of Freeport common stock that are entitled to notice. Brokerage firms, banks and other nominees who or which held shares of Freeport common stock as of the close of business on the Record Date as record holders for the

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benefit of another person or entity shall either (a) within seven (7) calendar days of receipt of the Notice, request from Freeport, through the notice administrator retained by Freeport, sufficient copies of the Notice to forward to all such beneficial owners and within seven (7) calendar days of receipt of those Notices forward them to all such beneficial owners; or (b) within seven (7) calendar days of receipt of the Notice, send a list of the names and addresses of all such beneficial owners to the notice administrator, in which event the notice administrator shall promptly mail the Notice to such beneficial owners. Upon full compliance with this Order, such nominees may seek reimbursement of their reasonable expenses actually incurred in complying with this Order by providing the notice administrator with proper documentation supporting the expenses for which reimbursement is sought. Such properly documented expenses incurred by nominees in compliance with the terms of this Order shall be paid by Freeport.
7.Appearance and Objections at Settlement Hearing: Any person or entity who or which held shares of Freeport common stock as of the close of business on the Record Date and continues to hold such shares as of the date of the Settlement Hearing may enter an appearance in the Action, at his, her or its own expense, individually or through counsel of his, her or its own choice, by filing with the Register in Chancery and delivering a notice of appearance to representative counsel for Plaintiffs and the Settling Defendants, at the addresses

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set forth in paragraph 8 below, such that it is received no later fifteen (15) calendar days prior to the Settlement Hearing, or as the Court may otherwise direct.
8.Any person or entity who or which held shares of Freeport common stock as of the close of business on the Record Date and continues to hold such shares as of the date of the Settlement Hearing may file a written objection to the proposed Settlement and/or Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses and appear and show cause, if he, she or it has any cause, why the proposed Settlement and/or the application for attorneys’ fees and litigation expenses should not be approved; provided, however, that, unless otherwise directed by the Court for good cause shown, no such person or entity shall be heard or entitled to contest the approval of the terms and conditions of the proposed Settlement and/or the application for attorneys’ fees and litigation expenses unless that person or entity has filed a written objection with the Register in Chancery and served copies of such objection on representative counsel for Plaintiffs and the Settling Defendants at the addresses set forth below such that they are received no later than fifteen (15) calendar days prior to the Settlement Hearing.

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Representative Counsel for Plaintiffs:	Representative Counsel for the Settling Defendants:
Michael J. Barry Grant & Eisenhofer P.A. 123 Justison Street Wilmington, DE 19801	William M. Lafferty Morris Nichols Arsht & Tunnell LLP 1201 N. Market Street, 18th Floor Wilmington, DE 19801 M. Duncan Grant Pepper Hamilton LLP 1313 N. Market Street, Suite 5100 Wilmington, DE 19899
9.Any objections, filings and other submissions: (a) must state the name, address and telephone number of the objector and must be signed by the objector; (b) must contain a statement of the objection(s) and the specific reason(s) for the objection(s), including any legal and evidentiary support the objector wishes to bring to the Court’s attention, and if the objector has indicated that he, she or it intends to appear at the Settlement Hearing, the identity of any witnesses the objector may call to testify and any exhibits the objector intends to introduce into evidence at the hearing; and (c) must include documentation sufficient to prove that the objector held shares of Freeport common stock as of the close of business on the Record Date and continues to hold such shares.
10.Unless the Court orders otherwise, any person or entity who or which does not make his, her or its objection in the manner provided herein shall be deemed to have waived his, her or its right to object to any aspect of the proposed

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Settlement and Plaintiffs’ Counsel’s application for an award of attorneys’ fees and litigation expenses and shall be forever barred and foreclosed from objecting to the fairness, reasonableness or adequacy of the Settlement or the requested attorneys’ fees and litigation expenses, or from otherwise being heard concerning the Settlement or the requested attorneys’ fees and litigation expenses in this or any other proceeding.
11.Stay and Temporary Injunction: Until otherwise ordered by the Court, the Court stays all proceedings in the Action other than proceedings necessary to carry out or enforce the terms and conditions of the Stipulation. Pending final determination of whether the Settlement should be approved, the Court bars and enjoins Plaintiffs and all other Freeport Stockholders from commencing, instituting or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties.
12.Notice and Administration Costs: Except for the costs and expenses of posting the Notice on the websites of Plaintiffs’ Counsel, any and all costs and expenses related to providing Notice shall be paid by Freeport regardless of whether the Court declines to approve the Settlement or the Effective Date otherwise fails to occur. In no event shall the Settling Defendants, Plaintiffs, Plaintiffs’ Counsel, or the Escrow Amount be responsible for such notice costs.

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13.Termination of Settlement: If the Settlement is terminated pursuant to paragraph 14 of the Stipulation, the Parties shall be restored to their respective positions in the Action immediately prior to the execution of the Stipulation, and shall promptly agree on a new scheduling order to govern further proceedings in this Action.
14.Use of this Order: Neither the Stipulation nor any act or omission in connection therewith is intended or shall be deemed to be a presumption, concession or admission by: (i) any of the Settling Defendants or any of the other Released Defendant Parties as to the validity of any claims, defenses, other issues raised, or which might be or have been raised, in the Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies such wrongdoing or liability; or (ii) Plaintiffs as to the infirmity of any claim or the validity of any defense, or that damages in the Action would not have exceeded the Escrow Amount. The existence of the Stipulation, its contents or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked or otherwise used by any Person for any purpose in the Action or otherwise, except as may be necessary to effectuate the Settlement. This provision shall remain in force in the event that the Settlement is terminated for any reason whatsoever. Notwithstanding the

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foregoing, any of the Released Parties may file the Stipulation or any judgment or order of the Court related thereto in any other action that may be bought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, good-faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
15.Supporting Papers: Plaintiffs’ Counsel shall file and serve the opening papers in support of the proposed Settlement and Plaintiffs’ Counsel’s application for an award of attorneys’ fees and reimbursement of litigation expenses no later than thirty (30) calendar days prior to the Settlement Hearing; opposition papers, if any, shall be filed and served no later than fifteen (15) calendar days prior to the Settlement Hearing; and reply papers, if any, shall be filed and served no later than five (5) calendar days prior to the Settlement Hearing.
16.Retention of Jurisdiction: The Court retains jurisdiction to consider all further applications arising out of or connected with the proposed Settlement.

_______________________________________
Vice Chancellor John W. Noble

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